EXHIBIT 10.40

CENTRAL VALLEY COMMUNITY BANK

EMPLOYEE AND DIRECTOR PREFERRED INTEREST BONUS PLAN

                Central Valley Community Bank (the “Bank”) hereby establishes an employee bonus plan (the “Plan”), pursuant to which preferred limited liability company interests (“Preferred Interests”) in Central Valley Community Realty, LLC, a Delaware limited liability company (“CVC Realty”), are to be distributed to certain employees and directors of the Bank and its direct and indirect subsidiaries.

ARTICLE I
PURPOSE OF PLAN

                CVC Realty is a recently formed indirect subsidiary of the Bank.  The assets of CVC Realty will consist primarily of real estate related assets, including mortgage loan participations.  It is expected that CVC Realty will reinvest the proceeds received upon repayment of the principal and interest of such assets in similar real estate related assets to the extent not otherwise distributed to the members of CVC Realty.

                CVC Realty intends to conduct its operations so as to qualify as a real estate investment trust (a “REIT”) for Federal income tax purposes.  As a condition to qualifying as a REIT, CVC Realty must have at least 100 equity owners.  In order to meet this requirement, the Bank has decided to distribute Preferred Interests in CVC Realty to directors of the Bank and to certain key employees of the Bank as an employee benefit under the Plan.

ARTICLE II
DEFINITIONS

2.1           Administrator.  The individual or individuals designated by the Board from time to time to administer the Plan.  The initial Administrator shall be the Compensation Committee of the Bank.

2.2           Affiliate.  Each corporation that is designated as an Affiliate by the Bank pursuant to Section 4.2.

2.3           Bank.  Central Valley Community Bank, a California state bank, and its successors and assigns.

2.4           Board.  The Board of Directors of the Bank.

2.5           CVC Realty Limited Liability Company Operating Agreement.  The Limited Liability Company Operating Agreement of CVC Realty, as amended, restated or otherwise modified from time to time.

2.6           Code.  The Internal Revenue Code of 1986, as amended.

2.7           Director.  Each member of the Board.

2.8           Eligible Employee.  An Employee of the Bank or an Affiliate who is compensated through the Bank’s or such Affiliate’s regular payroll, works full time (i.e., 40 hours per week) and who meets one of the following additional criteria:

(a)                                  has the title of “Assistant Vice President or higher;” or

(b)                                 has a Salary Grade of 5 or higher.

For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Bank.

2.9           Employee.  An officer of the Bank and any other common law employee of the Bank or an Affiliate who is paid through the Bank’s or such Affiliate’s regular payroll.

2.10         CVC Realty.  Central Valley Community Realty, LLC, a California limited liability company, and its successors and assigns.

2.11         Grant Date.  Each date, as determined by the Administrator, upon which Preferred Interests are granted to one or more Directors and Eligible Employees who have elected to become Participants in accordance with Article III.

2.12         Joinder Agreement.  An agreement, in substantially the form attached hereto as Attachment A, entered into between CVC Realty and a Director or an Eligible Employee, or an assignee of any Director or Employee, whereby such Director or Eligible Employee agrees to be bound by and subject to the terms of the CVC Realty Limited Liability Company Agreement.

2.13         Participant.  A Director or an Eligible Employee who has elected to participate in the Plan in accordance with Article III.

2.14         Participation Agreement.  An acceptance form, in substantially the form attached hereto as Attachment B, submitted by a Director or an Eligible Employee to the Administrator, whereby such Director or Eligible Employee elects to participate in the Plan.

2.15         Plan.  The Central Valley Community Bank Employee Preferred Interest Bonus Plan, as amended, restated or otherwise modified from time to time.

2.16         Preferred Interests.  Equity interests in CVC Realty designated as “Preferred Interests,” having the designations, preferences, rights and duties described in the CVC Realty Limited Liability Company Agreement, and a par value of $250 with a 6% preferred dividend.

Capitalized terms used, but not otherwise defined in, this Agreement shall have the same meaning as set forth in the CVC Realty Limited Liability Company Operating Agreement.

ARTICLE III
GRANT AND ACCEPTANCE OF PREFERRED INTERESTS

3.1           Participation and General Conditions.  The Administrator shall provide written notice of eligibility, together with a copy of the Plan, the CVC Limited Liability Company Agreement, the Participation Agreement and the Joinder Agreement, to each Director and each Eligible Employee, not less than ten (10) days before the applicable Grant Date.  Each Director and each Eligible Employee may elect to become a Participant by completing and duly executing (1) the Participation Agreement and (2) the Joinder Agreement and returning such completed and executed agreements to the Administrator before the applicable Grant Date.  NO GRANT OF A PREFERRED INTEREST UNDER THE PLAN SHALL BE EFFECTIVE UNLESS AND UNTIL THE RELEVANT PARTICIPANT HAS DULY COMPLETED, EXECUTED AND DELIVERED TO THE ADMINISTRATOR THE PARTICIPATION AGREEMENT AND THE JOINDER AGREEMENT.

3.2           Grant of Preferred Interests.  On each Grant Date, (1) each (a) Director and each Eligible Employee having the title of Assistant Vice President or higher and who has elected to become a Participant in accordance with Section 3.1 and (b) shall, without further action of the Administrator, be granted two Preferred Interests under the Plan, (2) each additional Eligible Employee who works full time (as defined in Section 2.8 above) shall, without further action of the Administrator, be granted one Preferred Interest under the Plan, and (3) the Bank shall direct CVC Realty to issue and deliver to each such Participant (or such Participant’s transferee), the applicable number of certificates representing the applicable number of Preferred Interests, registered in the name of such Participant or such Participant’s transferee, as the case may be.

3.3           Incorporation of Terms of the CVC Realty Limited Liability Company Agreement.  The provisions of Articles VIII and IX of the CVC Realty Limited Liability Company Agreement shall be deemed incorporated herein.

ARTICLE IV
ADMINISTRATION OF THE PLAN

4.1           General Authority.  The Plan shall be administered by the Administrator.  The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator.  The Administrator shall not be liable for any act done in good faith with respect to the Plan or any Participation Agreement or Joinder Agreement.  The interpretation and construction by the Administrator of any terms or provisions of the Plan or of any rule or regulation promulgated in connection herewith shall, to the fullest extent permitted by law, be conclusive and binding on all persons.  In addition to all other authority vested with the Administrator under the Plan, the Administrator shall have the discretionary authority to:

(a)                                  Interpret all provisions of the Plan;

(b)                                 Designate Employees as “Eligible Employees” for purposes of the Plan;

(c)                                  Prescribe the form of any Participation Agreement and notice and manner for executing or giving the same;

(d)                                 Adopt, amend, or rescind rules for Plan administration; and

(e)                                  Make all determinations it deems advisable for the administration of the Plan.

4.2           Indemnification of the Administrator.  In addition to such other rights of indemnification as members of the Board, the Administrator shall be indemnified by the Bank against (1) the reasonable expenses (as such expenses are incurred), including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding (or in connection with any appeal therein), to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan; and (2) against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Bank) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the Administrator is liable for gross negligence or misconduct in the performance of their duties; provided that within 60 days after institution of any such action, suit or proceeding the Administrator shall in writing offer the Bank the opportunity, at its own expense, to handle and defend the same.

4.3           Designation of Affiliates.  The Bank may from time to time designate, a “parent” corporation, or a “majority-owned subsidiary” in each case within the meaning of such terms as used in Rule 701(b) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, as an Affiliate for purposes of the Plan.  Such designation shall be evidenced by the express inclusion of such corporation as an Affiliate within  the meaning of Section 2.2, the intentional act of the Bank or the Administrator to communicate in writing the grant of Preferred Interests hereunder to employees of such corporation, or such other written document that is intended to evidence such designation.  The Bank or Administrator may rescind the designation of a corporation as an Affiliate by adopting a writing that is intended to evidence such rescission.

ARTICLE V

PUT OPTIONS

5.1           General.  Subject to the terms of this Section, at the sole option of the Participant, or, if applicable, the Participant’s assignee(s), heir(s), devisee(s), legal representative(s) or other successor(s) in interest (individually, an “Assignee,” and collectively, the “Assignee(s)”) the Bank agrees to repurchase the Preferred Interests of the Participant or the Participant’s Assignee(s) as the case may be, upon the happening of (a) the death of the Participant, (b) the death of the Assignee, (c) the termination of the Participant’s employment by the Bank for any reason other than death, or (d) if the Participant is a member of the Board of Directors of the Bank, upon the termination of later of (i) the termination of the Participant’s employment with the Bank, if applicable, or (ii) the termination of the Participant’s tenure of the Board of Directors of the Bank.

5.2           Exercise.  The put option shall be exercised by the Participant and the Participant’s Assignee(s), as the case may be, providing written notice to the Bank on or before 30 days following the happening of any event described in Section 5.1 above.

5.3           Price and Terms.  The option price shall be the sum of (a) $250 per Preferred Interest and (b) any accrued but unpaid Preferred Return in respect of the Preferred Interest computed as of the day of closing.  The option price shall be payable in full in cash at closing, which shall occur as promptly as practicable after the receipt of notice by the Bank from the Participant or Participant’s Assignee(s), as the case may be.

5.4           Limitation.  Notwithstanding any other provision of this Article V, the exercise of the put option granted in this Article V is expressly subject to the good faith determination by the Bank that such exercise will not have an adverse impact on the continuing status of the Company as a real estate investment trust (“REIT”) within the meaning of Section 856 et seq. of the Internal Revenue Code of 1986, as amended.  The Bank shall have the power, in good faith, to postpone or refuse to consummate any purchase of Preferred Interests that would threaten the Company’s status as a REIT under the Code, or cause the Company to fail to meet the requirements of REIT status under the Code.

ARTICLE VI
GENERAL PROVISIONS

6.1           Effect on Employment.  Neither the adoption of the Plan, its operation, nor any documents describing or referring to the Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Bank or an Affiliate or in any way affect any right and power of the Bank or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

6.2           Costs.  All costs and expenses incurred in administering the Plan shall be paid by the Bank.

6.3           Rules of Construction.  Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference.  The masculine gender when used herein refers to both masculine and feminine.  The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

6.4           Governing Law.  The internal laws of the State of California shall apply to all matters arising under the Plan.  The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

6.5           Amendment.  The Board may amend the Plan at any time; provided, however, that, without the consent of such Participant, the Board may not amend the Plan in a manner that adversely affects the rights of a Participant under the Plan unless the Board shall have determined that changes in applicable accounting rules or a change in applicable laws renders such an amendment desirable, in which case the Board may approve such amendment.

6.6           Termination.  The Board may terminate the Plan at any time or for any reason; provided, however, that no such termination may adversely affect the rights of any Participant with respect to previous grants of Preferred Interests under the Plan, unless the Board shall have determined that changes in applicable accounting rules or a change in applicable laws renders such termination desirable, in which case the Board may approve such termination.  The Plan shall terminate upon the earliest to occur of (1) the termination of the Plan by the Board in accordance with this Section 5.6 or (2) fifteen (15) years from the effective date.  The termination of the Plan shall be effected in accordance with procedures established by the Administrator.

6.7           Governmental Regulations.  Notwithstanding anything to the contrary set forth herein, the Bank’s obligation to purchase and deliver Preferred Interests pursuant to the Plan is subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals of any governmental or regulatory authority as may be deemed necessary or appropriate by the Board.

                IN WITNESS WHEREOF, the undersigned officer has duly executed the Plan this 17th day of June, 2002, to be effective as of such date.

CENTRAL VALLEY COMMUNITY BANK

By:	/s/Daniel J. Doyle
Name:	Daniel J. Doyle
Title:	President & Chief Executive Officer